UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

THE BRINK’S COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The Brink's Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100

Michael T. Dan
Chairman,
President and Chief Executive Officer

March 24, 2006

To Our Shareholders:

        You are cordially invited to attend the annual meeting of shareholders of The Brink's Company to be held at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York, on Friday, May 5, 2006, at 1:00 p.m., local time.

        You will be asked to: (i) elect one director for a term of one year, one director for a term of two years and three directors for a term of three years; and (ii) approve independent public accountants for 2006.

        It is important that you vote, and we urge you to complete, sign, date and return the enclosed proxy in the envelope provided.

        We appreciate your prompt response and cooperation.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 5, 2006

      Notice Is Hereby Given that the annual meeting of shareholders of THE BRINK'S COMPANY will be held on May 5, 2006, at 1:00 p.m., local time, at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York, for the following purposes:

1. To elect one director for a term expiring in 2007, one director for a term expiring in 2008 and three directors for a term expiring in 2009.

2. To approve the selection of KPMG LLP as independent public accountants to audit the accounts of the Company and its subsidiaries for the year 2006.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The close of business on March 15, 2006 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting.

      Whether or not you expect to attend the annual meeting in person, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. We appreciate your prompt response.

Austin F. Reed Secretary

March 24, 2006

      The Annual Report to Shareholders, including financial statements, is being mailed to shareholders of record as of the close of business on March 15, 2006, together with these proxy materials, commencing on or about March 24, 2006.

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

THE BRINK'S COMPANY
PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Brink's Company (the “Company”) of proxies from holders of the Company's common stock (hereinafter “Brink's Common Stock”), to be voted at the annual meeting of shareholders to be held on May 5, 2006, at 1:00 p.m., local time, at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York (and at any adjournment thereof), for the purposes set forth in the accompanying notice of such meeting.

      The close of business on March 15, 2006, has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting and any adjournment thereof. On March 15, 2006, the Company had outstanding 58,707,284 shares of Brink's Common Stock, the holders thereof being entitled to one vote per share on all matters that the Board of Directors knows will be presented for consideration at the annual meeting.

      This Proxy Statement and the accompanying form of proxy and Annual Report to Shareholders are being mailed to shareholders of record as of the close of business on March 15, 2006, commencing on or about March 24, 2006. The mailing address of the principal executive office of the Company is 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100.

      The election of directors and the selection of independent public accountants are the only matters that the Board of Directors knows will be presented for consideration at the annual meeting. The shares of Brink's Common Stock represented by proxies solicited by the Board of Directors will be voted in accordance with the recommendations of the Board of Directors on these matters unless otherwise specified in the proxy, and where the person solicited specifies a choice with respect to any matter to be acted upon, the shares of Brink's Common Stock will be voted in accordance with the specification so made. As to any other business that may properly come before the annual meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person voting the proxies.

      The Company's bylaws provide that the chairman of the annual meeting will determine the order of business, the voting and other procedures to be observed at the annual meeting. The chairman is authorized to declare whether any business is properly brought before the annual meeting, and business not properly brought before the annual meeting will not be transacted.

      The enclosed proxy is revocable at any time prior to its being voted by filing an instrument of revocation or a duly executed proxy bearing a later time. A proxy may also be revoked by attendance at the annual meeting and voting in person. Attendance at the annual meeting will not by itself constitute a revocation.

      Votes cast by shareholders will be treated as confidential in accordance with a policy approved by the Board of Directors. Shareholder votes at the annual meeting will be tabulated by the Company's transfer agent, Computershare Trust Company, N.A.

CORPORATE GOVERNANCE

Board of Directors

      The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, exercising its good faith business judgment of the best interests of the Company. Members of the Board are kept informed of the Company's business by various reports sent to them regularly, as well as by operating and financial reports made at Board and Committee meetings by the President and Chief Executive Officer and other officers and members of management. During 2005, the Board met eight times.

Audit and Ethics Committee

      The Audit and Ethics Committee (the “Audit Committee”), established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), oversees the integrity of regular financial reports and other financial information provided by the Company to the Securities and Exchange Commission (the “SEC”) or the public, recommends the selection by shareholders at their annual meeting of a firm of independent public accountants, confers with the Company's independent public accountants to review the plan and scope of their proposed audit as well as their findings and recommendations upon the completion of the audit, and meets with the independent public accountants and with appropriate Company financial personnel and internal auditors regarding the Company's internal controls, practices and procedures. The Audit Committee also oversees the Company's legal and business ethics compliance programs. The Audit Committee currently consists of Mr. Sloane, as Chairman, and Messrs. Barker, Brinzo, Gross and Mosner, none of whom is an officer or employee of the Company or any of its subsidiaries. The Board has examined the composition of the Audit Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange. The Board of Directors has identified James R. Barker, John S. Brinzo, Ronald M. Gross, Lawrence J. Mosner and Carl S. Sloane as “Audit Committee financial experts” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002. None of the Company's Audit Committee members simultaneously serve on more than one other public company audit committee. The Audit Committee met six times during 2005.

      The Audit Committee has adopted procedures for pre-approving certain specific audit and non-audit services provided by the independent auditor. The pre-approved services are described in detail under three categories: audit and audit-related, tax services and agreed upon procedures. Requests for services are reviewed by the Company's Legal Department and Finance Department to ensure that they satisfy the requirements of the pre-approval policy. The Audit Committee is provided a detailed update at each regular meeting as to independent auditor engagements.

Compensation and Benefits Committee

      The Compensation and Benefits Committee (the “Compensation Committee”) is responsible for establishing and reviewing policies governing salaries, incentive compensation and the terms and conditions of employment of senior executives and other key employees of the Company, in addition to oversight of the Company's stock option plans for employees and similar plans which may be maintained from time to time by the Company. The Compensation Committee currently consists of Mr. Barker, as Chairman, and Messrs. Ackerman and Broadhead, none of whom is an officer or employee of the Company or any of its subsidiaries. The Board has examined the composition of the Compensation Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange. The Compensation Committee met four times during 2005.

Corporate Governance and Nominating Committee

      The Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) oversees the governance of the Company and recommends to the Board nominees for election as directors and as senior executive officers of the Company, as well as reviewing the performance of incumbent directors in determining whether to recommend them to the Board for renomination. The Corporate Governance Committee currently consists of Mr. Gross, as Chairman, Mrs. Alewine and Messrs. Ackerman and Turner, none of whom is an officer or employee of the Company or any of its subsidiaries. The Board has examined the composition of the Corporate Governance Committee and found the members to meet the independence requirements set forth in the listing standards of the New York Stock Exchange. The Corporate Governance Committee met five times during 2005.

Finance Committee

      The Finance Committee recommends to the Board dividend and other actions and policies regarding the financial affairs of the Company, including those relating to matters that may affect the financial strength of the Company. The Finance Committee currently consists of Mr. Breslawsky, as Chairman, and Messrs. Brinzo, Martin, Mosner and Turner, none of whom is an officer or employee of the Company or any of its subsidiaries. The Finance Committee met four times during 2005.

Pension Committee

      The Pension Committee is responsible for the oversight of the Company's Pension-Retirement Plan and 401(k) Plan and any similar plans that may be maintained from time to time by the Company. The Pension Committee also has general oversight responsibility for pension plans maintained by foreign and other subsidiaries of the Company. The Pension Committee has authority to adopt amendments to the Company's Pension-Retirement Plan, Pension Equalization Plan and 401(k) Plan. In carrying out these responsibilities, the Pension Committee coordinates with the appropriate financial, legal and administrative personnel of the Company, including the Company's Administrative Committee, as well as outside experts retained in connection with the administration of those plans. The Pension Committee currently consists of Mr. Broadhead, as Chairman, Mrs. Alewine and Messrs. Breslawsky, Martin and Sloane, none of whom is an officer or employee of the Company or any of its subsidiaries. The Pension Committee met four times during 2005.

Executive Committee

      The Executive Committee of the Board may exercise substantially all the authority of the Board during the intervals between the meetings of the Board. The Executive Committee currently consists of Mr. Dan, as Chairman, and all other directors, except that a quorum of the Executive Committee consists of one-third of the number of members of the Executive Committee, three of whom must not be employees of the Company or any of its subsidiaries. The Executive Committee met once during 2005.

Executive Sessions of the Board of Directors

      The non-management members of the Board of Directors meet regularly without management present. The Board of Directors has determined, as provided in the Company's Corporate Governance Policies, that there is no need to designate a lead outside director to chair their executive sessions. Each executive session, or portion thereof, is chaired by the chairman of the committee that has primary responsibility over the matter under discussion during the executive session or portion thereof.

Director Attendance at Meetings

      During 2005, all incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board on which they served.

   Director Attendance at Annual Meeting

      The Company has no formal policy with regard to Board members' attendance at annual meetings. Nine of the eleven directors then in office attended the 2005 annual meeting of shareholders.

Board Independence

      For a director to be deemed “independent,” the Board of Directors of the Company must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board of Directors applies the following standards:

1. A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company, is not independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2. A director who has received, or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service), is not independent. Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $100,000 limitation.

3. (A) A director who is, or whose immediate family member is, a current partner of a firm that is the Company's internal or external auditor; (B) a director who is a current employee of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time, in any such instance ((A)-(D)) is not independent.

4. A director who is, or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee, is not independent.

5. A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not independent.

Director Nominating Process

      The Company's Corporate Governance Policies contain information concerning the responsibilities of the Corporate Governance Committee with respect to identifying and evaluating the director candidates. Both the Corporate Governance Committee Charter and the Corporate Governance Policies are published on the Company's Internet website at www.brinkscompany.com. All members of the Corporate Governance Committee are independent as defined under the general independence standards of the listing standards of the New York Stock Exchange.

      The Corporate Governance Committee's charter provides that the Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Corporate Governance Committee through the method described below under “Communications with Non-Management Members of the Board of Directors”. In addition, in accordance with the Company's bylaws, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board of Directors, if such shareholder complies with the notice procedures set forth in the bylaws and summarized in the section of this proxy statement entitled “Other Information—Shareholder Proposals.”

      The Corporate Governance Committee evaluates all director candidates in accordance with the director membership criteria described in the Corporate Governance Policies. The Corporate Governance Committee evaluates any candidate's qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Corporate Governance Committee will evaluate a candidate's business experience, diversity, international background, the number of other directorships held and leadership capabilities, along with any other skills or experience which would be of assistance to management in operating the Company's business. The Company did not receive notice of a director candidate recommended by a shareholder or group of shareholders owning more than 5% of the Company's voting common stock for at least one year as of the date of recommendation on or prior to November 25, 2005, the date that is 120 days before the anniversary of the prior year's release of the proxy statement.

      The Corporate Governance Committee employs several methods for identifying and evaluating director nominees. The Corporate Governance Committee periodically assesses whether any vacancies on the Board are expected due to retirement or otherwise and, in the event that vacancies are anticipated, the Committee considers possible director candidates. The Corporate Governance Committee has used professional search firms to identify candidates based upon the director membership criteria described in the Corporate Governance Policies.

      Lawrence J. Mosner, who was elected as a director by the Board of Directors on July 8, 2005, was included in a list of candidates being evaluated by a professional search firm. Murray D. Martin, who was elected as a director by the Board of Directors on November 18, 2005, was evaluated as a candidate for the Board of Directors at the suggestion of one of the non-management directors. Based on the evaluations performed by the search firm with respect to Mr. Mosner and its own review of both of these possible candidates, the Corporate Governance Committee recommended the election of Messrs. Mosner and Martin as directors and their inclusion on the proxy card.

Communications with Non-Management Members of the Board of Directors

      The Company's Corporate Governance Policies set forth a process by which shareholders can send communications to the non-management members of the Board of Directors. When interested third parties have concerns, they may make them known to the non-management directors by communicating via written correspondence sent U.S. mail c/o “Executive Session Chairman” at the Company's Richmond, Virginia address. All such correspondence is provided to the presiding chairman at, or prior to, the next executive session held at a regular Board meeting.

Compensation of Directors

      Until August 1, 2005, each non-employee director was paid an annual retainer fee of $32,500, an attendance fee of $1,750 for each meeting of the Board and of each committee of the Board, a fee of $1,750 per day for rendering any special services to the Company at the request of the Chairman of the Board and each Committee chairman received an additional annual fee of $3,300. Effective August 1, 2005, each non-employee director is paid an annual retainer fee of $40,000, an attendance fee of $1,750 for each meeting of the Board and of each committee of the Board, a fee of $1,750 per day for rendering any special services to the Company at the request of the Chairman of the Board and each Committee chairman receives an additional annual fee of $5,000, except the chairman of the Audit and Ethics Committee, who receives an additional annual fee of $10,000. A director may elect to defer receipt of his or her fees to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter.

      During 2005, under the terms of the Company's Directors' Stock Accumulation Plan, each non-employee director received, as of June 1, an allocation of units representing shares of Brink's Common Stock (the “DSAP Units”) equal to (a) 50% of the annual retainer in effect on such June 1 if he or she has accrued less than eight years of service or (b) 25% of such annual retainer if he or she has accrued eight or more years of service, divided by the average of the high and low per share quoted sale prices of Brink's Common Stock on the first trading date in June. Effective July 8, 2005, the Directors' Stock

Accumulation Plan was amended to provide for each non-employee director to receive, as of June 1 of each year, an allocation of DSAP Units equal to 50% of the annual retainer in effect on such June 1, divided by the average of the high and low per share quoted sale prices of Brink's Common Stock on the first trading date in June.

      In addition, under the Directors' Stock Accumulation Plan, additional DSAP Units are credited to participants' accounts in respect of cash dividends paid on Brink's Common Stock based upon the Directors' Stock Accumulation Plan's formula for accrual. Also, after the increase in the annual retainer paid to non-employee directors, effective August 1, 2005, each non-employee director received a corresponding supplemental allocation of DSAP Units in accordance with the formula specified in the Directors' Stock Accumulation Plan, which formula requires a supplemental allocation for each participant equal to the number of DSAP Units in the participant's account multiplied by the percentage increase in the annual retainer.

      Upon a participant's termination of service and provided that the criteria set forth in the Directors' Stock Accumulation Plan have been met, the distribution of shares of Brink's Common Stock equal to the number of DSAP Units allocated to such director's account will be made in a single lump sum distribution. The participant may elect, in accordance with the plan, to receive a distribution in equal annual installments (not more than 10).

      The following table sets forth information concerning the number of DSAP Units credited during 2005 to each non-employee director:

2005 DSAP Units Credited
Roger G. Ackerman	1,607
Betty C. Alewine	1,549
James R. Barker	1,861
Marc C. Breslawsky	1,711
John S. Brinzo	645
James L. Broadhead	1,765
Ronald M. Gross	2,011
Murray D. Martin	0
Lawrence J. Mosner	0
Carl S. Sloane	1,805
Ronald L. Turner	1,002
All Non-Employee Directors as a Group (11 persons)	13,956

      Under the Non-Employee Directors' Stock Option Plan, automatic annual grants of options are made for 2,517 shares (4,000 shares beginning in 2006) of Brink's Common Stock at 100% of fair market value on the date of grant to each non-employee director on each July 1 so long as the Non-Employee Directors' Stock Option Plan remains in effect. Each option granted annually will become exercisable six months from the date of grant. Each option granted under the Non-Employee Directors' Stock Option Plan constitutes a nonqualified stock option under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and terminates no later than ten years from the date of grant. The Non-Employee Directors' Stock Option Plan terminates on May 11, 2008. The options are nontransferable otherwise than by will or the laws of descent and distribution except that options may be transferable to immediate family members (or trusts therefor) of the director.

      Under the Directors' Charitable Award Program, the Company will contribute $1,100,000 on behalf of each participating director after such director's death. Of that amount, $100,000 will be donated to one or more tax-exempt organizations designated by the Company, and $1,000,000 will be donated in accordance with the director's recommendations to eligible educational institutions and charitable organizations. On February 7, 2003, the Board closed the Directors' Charitable Award Program to new participants. Each of the Company's directors, except Messrs. Brinzo, Martin and Mosner, who each joined the Board after February 7, 2003, currently participates in the Directors' Charitable Award Program. The Company is the owner and beneficiary of life insurance policies insuring the lives of the participating directors. Premiums paid in 2005 in respect of such policies totaled in aggregate approximately $255,111.

ADDITIONAL INFORMATION

Executive Compensation

      The following table sets forth information with respect to the compensation of the Chief Executive Officer and the other four highest paid executive officers of the Company:

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation		Awards	Payouts
Name and Principal Position	Year	Salary(a)	Bonus(b)(c)	Securities Underlying Options	LTIP Payouts(c)(d)	All Other Compensation(e)
Michael T. Dan Chairman, President and Chief Executive Officer	2005 2004 2003	$992,577 992,308 915,846	$3,123,250 1,320,000 750,000	160,000 160,000 115,000	$612,900 907,800 0	$18,728 18,541 21,762
Robert T. Ritter Vice President and Chief Financial Officer	2005 2004 2003	425,000 407,692 371,923	325,000 325,000 250,000	45,000 40,000 25,000	136,200 249,645 0	12,582 12,395 15,388
Frank T. Lennon Vice President and Chief Administrative Officer	2005 2004 2003	354,808 353,654 325,200	240,000 225,000 175,000	35,000 30,000 20,000	102,150 189,125 0	14,351 14,164 17,216
Austin F. Reed Vice President, General Counsel and Secretary	2005 2004 2003	354,808 353,654 325,200	450,000 225,000 170,000	35,000 30,000 20,000	102,150 189,125 0	11,989 11,802 14,441
James B. Hartough Vice President— Corporate Finance and Treasurer	2005 2004 2003	247,931 253,385 240,677	125,000 110,000 105,000	25,000 20,000 18,000	68,100 105,910 0	11,217 11,030 13,530

(a)	Salaries before compensation reduction payments under the 401(k) Plan and the Deferral of Salary and Supplemental Savings Plan portions of the Company's Key Employees' Deferred Compensation Program (the “Deferred Compensation Program”). Because of the leap year, salaries reported above in 2004 reflect an additional payday, which applied to all employees.
The following table sets forth the amount of 2005 salary deferred under the Deferred Compensation Program, including matching contributions of approximately 14% of salary for 2005, by each of the executive officers named above and the number of units representing shares of Brink's Common Stock (“Common Stock Units”) credited to his account, which includes (i) Common Stock Units with respect to salary deferred in 2005 (“Salary Units”), (ii) Common Stock Units with respect to matching contributions for salary deferred in 2005 (“Match Units”), (iii) Common Stock Units with respect to the Supplemental Savings Plan (“Supp Savings Units”), (iv) Common Stock Units with respect to matching contributions under the Supplemental Savings Plan (“Supp Savings Match Units”) and (v) Common Stock Units with respect to cash dividends paid on Brink's Common Stock during 2005 for the Salary Units, the Match Units, the Supp Savings Units and the Supp Savings Match Units:
	2005 Salary Deferred	Common Stock Units
Mr. Dan	$318,710.27	8,438.90
Mr. Ritter	116,802.82	3,091.27
Mr. Lennon	132,843.84	3,518.20
Mr. Reed	97,363.06	2,576.87
Mr. Hartough	87,323.17	2,295.46

Unless a participant elects otherwise, distributions are made under the Deferred Compensation Program (i) upon termination of employment for deferrals made through December 31, 2004 and (ii) six months after termination for deferrals made after December 31, 2004. The terms of the Deferred Compensation Program provide for distributions of one share of Brink's Common Stock for each Common Stock Unit in a participant's account. Cash is paid in lieu of the issuance of fractional shares. However, the value of the shares of Brink's Common Stock and cash distributed with respect to deferred salary may not be less than the amount of salary actually deferred by the participant, including related dividends but excluding any matching contributions.
(b)	Bonus amount includes incentive payment made pursuant to the Key Employees Incentive Plan for 2005 (paid in 2006) and a special bonus in the amount of $2,000,000 for Mr. Dan and $200,000 for Mr. Reed in connection with the sale of BAX Global Inc. (the “BAX Sale Bonus”).
(c)	Under the Deferred Compensation Program, participants are permitted to defer up to 100% of the cash incentive payment made to them pursuant to the Key Employees Incentive Plan for 2005 (paid in 2006) and the Management Performance Improvement Plan for the measurement period ended 2005 (paid in 2006), which amount is converted into Common Stock Units (“Bonus Units”) in accordance with the formula for conversion in the Deferred Compensation Program. In addition, with respect to payments made to them pursuant to the Key Employees Incentive Plan for 2005, they receive a Company-matching contribution (paid in 2006) of approximately 16% of the cash incentive payment made pursuant to that plan, which amount is converted into Common Stock Units (“KEIP Match Units”) in accordance with the formula for conversion in the Deferred Compensation Program. The following table sets forth the aggregate amount of incentive compensation for 2005 deferred under the Deferred Compensation Program, including Company-matching contributions, by each of the executive officers named above and an estimate of the number of Common Stock Units credited to his account (the number of Common Stock Units is an estimate because the final calculation of Common Stock Units requires share price data for the month of March), which includes (i) Bonus Units, (ii) KEIP Match Units, (iii) Supp Savings Units and (iv) Supp Savings Match Units:

	2005 Incentive Compensation Deferred	Estimated Common Stock Units
Mr. Dan	$404,837	8,368.07
Mr. Ritter	84,601	1,761.05
Mr. Lennon	128,481	2,674.45
Mr. Reed	59,606	1,240.75
Mr. Hartough	109,050	2,237.20

Unless a participant elects otherwise, distributions are made under the Deferred Compensation Program (i) upon termination of employment for deferrals made through December 31, 2004 and (ii) six months after termination for deferrals made after December 31, 2004. The terms of the Deferred Compensation Program provide for distributions of one share of Brink's Common Stock for each Common Stock Unit in a participant's account. Cash is paid in lieu of the issuance of fractional shares. However, the value of the shares of Brink's Common Stock and cash distributed with respect to deferred incentive payments may not be less than the amount actually deferred by the participant pursuant to the Key Employees Incentive Plan and the Management Performance Improvement Plan, including related dividends but excluding any matching contributions and deferrals into the Supplemental Savings Plan.
There were no deferrals under the Deferred Compensation Program by either Mr. Dan or Mr. Reed in connection with the BAX Sale Bonus paid to each of them.
(d)	These awards were granted pursuant to the shareholder-approved Management Performance Improvement Plan based upon the achievement of financial goals established over a three year period.
(e)	The Company made matching contributions under the 401(k) Plan in 2005 in the amount of $7,875 for each of Messrs. Dan, Ritter, Lennon, Reed and Hartough.
In 2005, the Company paid life insurance premiums under the Executive Salary Continuation Plan in the amount of $10,853 for Mr. Dan; $4,707 for Mr. Ritter; $6,476 for Mr. Lennon; $4,114 for Mr. Reed; and $3,342 for Mr. Hartough. The Company, not the individual, is the beneficiary under the insurance policies. The Executive Salary Continuation Plan provides a death benefit equal to three times a covered employee's annual salary payable in ten equal annual installments to the employee's spouse or other designated beneficiary.

      Although the dollar amounts of perquisites provided to the executive officers do not meet the threshold for inclusion in the Summary Compensation Table, the following table identifies executive perquisites for the preceding three years:

		Mr. Dan	Mr. Ritter	Mr. Lennon	Mr. Reed	Mr. Hartough
Personal Use of Company Aircraft*	2005 2004 2003	$5,630 2,064 2,810	$0 0 0	$0 0 0	$0 0 0	$0 0 0
Club Dues	2005 2004 2003	5,570 4,700 4,800	0 0 0	2,618 2,136 1,620	3,105 3,936 2,980	0 0 0
Tax Preparation and Financial Planning	2005 2004 2003	8,121 5,071 10,920	750 3,252 750	4,237 9,475 475	8,485 795 818	4,540 1,000 2,000
Executive Physical Examinations	2005 2004 2003	0 1,850 0	0 1,850 0	1,195 2,543 0	0 1,850 0	850 0 1,850
Executive Life Insurance Premiums	2005 2004 2003	17,212 15,647 14,225	14,238 14,304 11,540	24,092 21,902 19,910	5,580 5,073 4,612	5,724 5,203 4,730
Security Systems	2005 2004 2003	618 287 287	493 378 756	0 1,006 0	308 970 1,754	347 347 347
Total	2005 2004 2003	$37,151 29,619 33,042	$15,481 19,784 13,046	$32,142 37,062 22,005	$17,478 12,624 10,164	$11,461 6,550 8,927

*	The executive officers paid all taxes associated with the personal use of company aircraft, without reimbursement from the Company.

Stock Options

      The following table sets forth information concerning nonqualified stock options granted under the Company's 2005 Equity Incentive Plan on July 7, 2005, to the Chief Executive Officer and the other officers named in the Summary Compensation Table. These options will (i) become exercisable as to one-third of the total number of shares covered by such option on each of the first, second and third anniversary of the date of grant; (ii) have purchase prices per share equal to 100% of the fair market value of Brink's Common Stock on the date of grant, rounded up to the next higher cent; and (iii) expire on July 7, 2011. No Stock Appreciation Rights were granted in 2005 to the named executive officers.

OPTION GRANTS IN 2005
Individual Grants

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2005	Exercise Price per Share	Expiration Date	Grant Date Present Value(a)
Mr. Dan	160,000	23.64%	$35.79	07/07/2011	$1,999,635
Mr. Ritter	45,000	6.65%	35.79	07/07/2011	562,397
Mr. Lennon	35,000	5.17%	35.79	07/07/2011	437,420
Mr. Reed	35,000	5.17%	35.79	07/07/2011	437,420
Mr. Hartough	25,000	3.69%	35.79	07/07/2011	312,443

(a)	Based on the Black-Scholes option-pricing model and the following assumptions: (i) projected annual dividend yield of 0.45% for Brink's Common Stock; (ii) expected volatility of 32.50%; (iii) a risk-free rate of return of 3.90%; and (iv) all options are exercised on the expiration date. All values vest at 33% per annum until fully vested, and were also discounted by 3% per year to reflect the risk of forfeiture before vesting. The actual value an executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Grant Date Present Value column will actually be realized. No gain to an executive officer is possible without an appreciation in stock value.

      The following table sets forth information concerning the exercise of options during 2005 and unexercised options held at the end of such year.

AGGREGATED OPTION EXERCISES IN 2005
AND YEAR-END OPTION VALUES
Stock Options

			Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Dan	524,599	$12,398,897	277,001	304,999	$7,202,668	$4,817,962
Mr. Ritter	100,308	2,271,383	70,001	79,999	1,804,988	1,224,312
Mr. Lennon	88,334	2,004,916	10,000	61,666	152,400	946,995
Mr. Reed	88,334	1,993,088	10,000	61,666	152,400	946,995
Mr. Hartough	32,500	882,612	38,667	44,333	1,022,205	702,345

LONG-TERM INCENTIVE PLAN AWARDS IN 2005

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Threshold	Target	Maximum
Mr. Dan	*	01/01/2006-12/31/2008	$0	$1,000,000	$2,000,000
Mr. Ritter	*	01/01/2006-12/31/2008	0	250,000	500,000
Mr. Lennon	*	01/01/2006-12/31/2008	0	200,000	400,000
Mr. Reed	*	01/01/2006-12/31/2008	0	200,000	400,000
Mr. Hartough	*	01/01/2006-12/31/2008	0	150,000	300,000

*	All payments made under the Management Performance Improvement Plan are made in cash unless payment is deferred at the recipient's election. Payments will be made under the Management Performance Improvement Plan to the named executive officers with respect to the measurement period set forth above only if the Company meets specific performance thresholds for revenue, operating profit, earnings per share and the addition of economic value during the applicable measurement period.

Pension-Retirement Plan

      The Company maintains a noncontributory defined benefit Pension-Retirement Plan (the “Pension Plan”) covering, generally, full-time employees of the Company and participating subsidiaries who are not covered by a collective bargaining agreement. Accrued benefits under the Pension Plan are vested upon employees' completion of five Years of Vesting Service (as defined in the Pension Plan). The Internal Revenue Code limits the amount of pension benefits which may be paid under federal income tax qualified plans. The Board of Directors adopted a Pension Equalization Plan (the “Equalization Plan”) under which the Company will make additional payments so that the total amount received by each such person affected by the Internal Revenue Code limitations is the same as would have otherwise been received under the Pension Plan. The Company has reserved the right to terminate or amend the Pension Plan and the Equalization Plan at any time.

      Effective December 1, 1997, the Equalization Plan was amended to permit participants to receive the actuarial equivalent of their benefit under such plan in a lump sum. By August 1, 2006, or earlier, upon a Change in Control (as defined in the Equalization Plan), the Company is required to contribute amounts in cash to a trust established between the Company and JPMorgan Chase. The amount contributed is intended to be sufficient to provide the benefits to which (a) participants under the Equalization Plan and (b) retirees covered under certain employment contracts, are entitled pursuant to the terms of the Equalization Plan and such employment contracts. These amounts may be contributed only to the extent that the funded percentage of the Equalization Plan does not exceed the funded percentage of the Pension Plan. The assets of the trust are subject to the claims of the Company's general creditors in the event of the Company's insolvency.

      Effective June 1, 2003, the Company amended the Pension Plan to provide a lower accrual rate for Benefit Accrual Service (as defined in the Pension Plan) earned after June 1, 2003. In addition, the Pension Plan's Average Salary definition was changed from 36 to 60 consecutive months. At June 1, 2003, the executive officers named in the Summary Compensation Table had been credited under the Pension Plan with the following years of Benefit Accrual Service: Mr. Dan, 21 years; Mr. Lennon, 26 years; Mr. Hartough, 16 years; Mr. Reed, 16 years; and Mr. Ritter, 5 years.

      Effective December 31, 2005, the Company amended the Pension Plan and Equalization Plan to cease benefit accruals for future service, although participants will continue to earn vesting service in accordance with the terms of the Pension Plan and the Equalization Plan, as applicable.

      The table below illustrates the estimated annual benefits payable upon retirement at age 65 under the Pension Plan and Equalization Plan to officers and other eligible employees in various classifications for Average Salary and years of Benefit Accrual Service (as defined in the Pension Plan) for service prior to June 1, 2003. The table below does not reflect reductions on account of the applicable Social Security taxable wage base.

PENSION PLAN TABLE

	Estimated Annual Pension Payable Based on Benefit Accrual Service of:
Average Annual Salary During 36 Consecutive Months of Highest Pay	10 Years	15 Years	20 Years	25 Years	30 Years
$300,000	$63,000	$94,500	$126,000	$157,500	$172,500
500,000	105,000	157,500	210,000	262,500	287,500
700,000	147,000	220,500	294,000	367,500	402,500
900,000	189,000	283,500	378,000	472,500	517,500
1,100,000	231,000	346,500	462,000	577,500	632,500
1,300,000	273,000	409,500	546,000	682,500	747,500
1,500,000	315,000	472,500	630,000	787,500	862,500
1,700,000	357,000	535,500	714,000	892,500	977,500
1,900,000	399,000	598,500	798,000	997,500	1,092,500
2,100,000	441,000	661,500	882,000	1,102,500	1,207,500
2,300,000	483,000	724,500	966,000	1,207,500	1,322,500

      The table below illustrates the estimated annual benefits payable upon retirement at age 65 under the Pension Plan and Equalization Plan to officers and other eligible employees in various classifications for Average Salary and years of Benefit Accrual Service (as defined in the Pension Plan) for service from June 1, 2003 through December 31, 2005.

PENSION PLAN TABLE

Average Annual Salary During 60 Consecutive Months of Highest Pay	Estimated Annual Pension Payable Based on Benefit Accrual Service of 31 Months:
$300,000	$13,563
500,000	22,604
700,000	31,646
900,000	40,688
1,100,000	49,729
1,300,000	58,771
1,500,000	67,813
1,700,000	76,854
1,900,000	85,896
2,100,000	94,938
2,300,000	103,979

      The amounts shown in the tables assume that the employee will remain in the Company's employ until normal retirement date (age 65), that the Pension Plan and Equalization Plan are frozen as of December 31, 2005 and that payments will be made on a straight-life annuity basis. The Pension Plan and Equalization Plan give effect to the full amount of earnings shown under the salary and bonus columns of the Summary Compensation Table. At December 31, 2005, the executive officers named in the Summary Compensation Table had been credited under the Pension Plan, as amended June 1, 2003, with 31 months each of Benefit Accrual Service. The table does not reflect reductions on account of the applicable Social Security taxable wage base.

Employment Agreements

      As of May 4, 1998, the Company entered into an employment agreement with Mr. Dan which, as amended as of March 8, 2006, provides him with, among other things, a minimum annual salary of $1,033,500 for a period ending March 31, 2010, in exchange for his services as President and Chief Executive Officer of the Company. The agreement also provides certain benefits and obligations in the event of a termination of his services during the contract term other than for Due Cause (as defined in the agreement), including a lump-sum cash payment equal to (i) his annual salary, as in effect immediately prior to such termination, multiplied by three, plus (ii) the bonus, if any, paid to him in respect of the immediately preceding fiscal year, multiplied by three, plus (iii) a sum reflecting the economic equivalent of certain employee benefit programs; provided that the benefits are not in duplication of the benefits provided under Mr. Dan's Change in Control Agreement described below.

Change in Control Arrangements

      In 1997 and 1998, the Company entered into change in control agreements (the “Change in Control Agreements”) with Messrs. Dan, Hartough, Lennon, Reed and Ritter. Pursuant to these agreements, in the event Messrs. Dan, Hartough, Lennon, Reed or Ritter are terminated by the Company without Cause (as defined in their respective agreements) or quit for Good Reason (as defined in their respective agreements) within three years following a Change in Control (as defined in their respective agreements), the terminated executive will be entitled, in addition to other benefits, to a cash lump-sum payment equal to (i) his accrued pay (including a prorated portion of his annual bonus based on the number of days worked in the year of his termination) plus (ii) three times the sum of his Annual Base Salary and Annual Bonus (as defined in their respective agreements). Any payments made to the executives pursuant to the Change in Control Agreements will be grossed up to address excise-related taxes.

Severance Agreements

      In 1997 and 1998, the Company entered into severance agreements with Messrs. Hartough, Lennon, Reed and Ritter (the “Severance Agreements”), which provide that if the executive is terminated by the Company other than for Cause (as defined in such agreements) or he quits for Good Reason (as defined in such agreements), the terminated executive shall be entitled to receive, in addition to other benefits, but not in duplication of the benefits under the Change in Control Agreements (i) his accrued pay (including a prorated portion of his annual bonus based on the number of days worked in the year of his termination), (ii) three times the sum of his Annual Base Salary and Annual Bonus (as defined in such agreements) and (iii) previously deferred compensation and related matching contributions (whether or not vested). Any payments made to the executives pursuant to the Severance Agreements will be grossed up to address excise-related taxes.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)(1)
Equity compensation plans approved by security holders	2,339,180	$28.25	4,721,084
Equity compensation plans not approved by security holders	—	—	—

Total	2,339,180	$28.25	4,721,084

(1)	The Deferred Compensation Program, as approved by shareholders, has no limit as to the number of securities available for issuance. The Directors' Stock Accumulation Plan, as approved by shareholders, had 91,804 shares available for issuance as of December 31, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and any persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Brink's Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2005, its officers, directors and greater-than-10% beneficial owners were in compliance with all applicable filing requirements.

Report of Compensation and Benefits Committee

      The Composition and Purpose of the Compensation and Benefits Committee. The Compensation and Benefits Committee (the “Compensation Committee”) consists of three directors, each of whom has been determined by the Board of Directors to satisfy the requirements for independence established by the New York Stock Exchange listing standards and the Company's Corporate Governance Policies and are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). Pursuant to the charter of the Compensation Committee (a copy of which is available on the Company's website at www.brinkscompany.com) the purpose of the Compensation Committee is to establish and review policies governing salaries, incentive compensation and the terms and conditions of employment of senior executive officers and other key employees of the Company.

      The Philosophy of the Compensation Committee. The Compensation Committee has established a compensation program to attract, retain and motivate executive officers and to enhance their incentive to perform at the highest level and contribute significantly to the Company's success. Recognizing the desirability of tying the compensation of executive officers to performance and of aligning their interests closely to the long-term interests of the Company and its shareholders, the Compensation Committee believes that a significant part of executive officers' compensation should be paid in the form of incentive payments under the Key Employees Incentive Plan (the “KEIP”) and the Management Performance Improvement Plan (the “MPIP”), as well as grants of stock options.

      The Compensation Committee believes further that the salaries of the Chief Executive Officer (the “CEO”) and the other executive officers should be at or near the 50th percentile for comparable positions in companies of similar size across all industries from which the Company seeks to attract executive officers, while the aggregate of salary and annual incentive compensation opportunity to the CEO and the other executive officers should be reflective of individual and Company performance.

      The Compensation Committee believes that long-term incentive compensation aligns the interests of management and the Company's shareholders and that the long-term incentive compensation of the CEO and the other executive officers should be competitive but also indicative of individual and Company performance. Long-term incentive compensation is provided under three major plans: (i) the 2005 Equity Incentive Plan, (ii) the MPIP, a long-term cash compensation plan payable based upon performance targets established by the Compensation Committee pursuant to a plan approved by shareholders and (iii) the Key Employees' Deferred Compensation Program, which permits deferrals of cash compensation by the CEO and other executive officers into a Company stock fund, matched in part by the Company with additional Company stock.

      Any stock options granted have exercise prices equal to 100% of market value on the date of grant. Executive officers benefit from stock option grants only to the extent the stock price of Brink's Common Stock appreciates above the exercise price. In addition, because these options generally vest only after periods ranging from one to three years from the date of grant, they enhance the ability of the Company to retain executive officers while encouraging them to take a longer-term view in their decisions impacting the Company.

      The Compensation Committee believes that reasonable severance and post-takeover employment arrangements are an essential aspect of the terms of employment of executive officers. The Compensation Committee also recognizes the importance to the Company of retaining its executive officers during and after the disruption typically provoked by a takeover offer (whether or not ultimately successful). The Company is party to a “change in control” agreement and a severance agreement or employment agreement with each of its executive officers, and the Compensation Committee is firmly of the view that the Company and its shareholders have benefited from the protection that these agreements afford the executive officers. The Compensation Committee believes that these agreements provide reasonable compensation arrangements and give the Company a high degree of management stability.

      Executive Officer Compensation. The Compensation Committee annually reviews the salaries of the executive officers and approves any adjustments based on the CEO's and the Compensation Committee's evaluation of their individual performance and the competitive salary market, in light of the Compensation Committee's philosophy regarding executive salaries set forth above.

      Each year the Compensation Committee sets target cash incentive awards for executive officers under the KEIP. For purposes of determining actual awards under these guidelines in 2005, the Compensation Committee gave individual performance a weight factor of 50%, and each of unit and Company performance weight factors of 25%. In evaluating each factor, the Compensation Committee considers individual, unit and Company performance with respect to financial plans, strategy, cost containment and productivity objectives and corporate governance, process and compliance results.

      In 2005, the Compensation Committee made stock option grants to the executive officers of the Company totaling 300,000 shares of Brink's Common Stock, including a grant to the CEO of options totaling 160,000 shares of Brink's Common Stock.

      The Compensation Committee determined the number of stock options to be granted to the executive officers based on competitive practices and individual performance, considered in the context of the overall long-term incentive compensation philosophy described above.

      The Compensation Committee sets performance and award targets for the executive officers under the MPIP annually. The measurement period for these targets is three years. For the three-year measurement period beginning in 2006, the Compensation Committee established specific performance measures for the Company with respect to increases in revenue, operating profit, earnings per share and economic value. Awards to the executives at the end of the measurement period may range from 0% to 200% of the target award, depending upon the performance of the Company against the pre-established criteria.

      The Compensation Committee recommended and the Board approved special bonus payments for the CEO and the General Counsel of $2,000,000 and $200,000, respectively in connection with the sale of BAX Global Inc.

      CEO Compensation. In 2005, the Compensation Committee increased the CEO's salary by 4%, reflecting his individual performance and the competitive salary market in light of the Compensation Committee's compensation philosophy set forth above. For 2005, the CEO had a target cash incentive award under the KEIP of 100% of salary. Based on the KEIP guidelines, the CEO's actual award could have ranged from 0% to 200% of salary, depending on the evaluation of his performance and that of the Company as determined by the Compensation Committee and approved by the Board. The Compensation Committee recommended and the Board approved an annual incentive payment of $1,123,250 for the CEO and annual incentive payments for the other executive officers for 2005 after considering numerous quantitative and qualitative measures of the Company's performance in 2005, including, among others: (i) revenues, earnings and cash flow on a consolidated basis; (ii) revenues, operating earnings and cash flow of each business unit; (iii) the employee safety performance of each unit; (iv) shareholder value as measured by the market capitalization of the Company; and (v) increases in economic value. In so doing, the Compensation Committee considered improvements in all areas noted, including an increase of approximately 21% in the Company's market capitalization. The Compensation Committee also took into account as additional factors and criteria: pricing and market conditions affecting each business unit; the effect of the economy on such businesses; comparative performance of the Company's competitors; productivity and cost containment measures successfully carried out; progress of management development and employee relations efforts; the quality of strategic planning; and communications with external constituencies. Also, as discussed above, the Compensation Committee recommended and the Board approved a special bonus payment of $2,000,000 for the CEO in connection with the sale of BAX Global Inc. In connection with the three-year measurement period that ended in 2005 with respect to the MPIP, the Company exceeded three of the four performance goals previously established for the executive officers: increases in revenues, increases in operating profit and increases in earnings per share (but not increases in economic value). For this measurement period, the CEO had a target award of $900,000. Given the Company's performance over the measurement period ended in 2005, the Compensation Committee approved an MPIP payment to the CEO of $612,900, as provided by the formula in the MPIP, together with payments to the other executive officers for the period ended in 2005.

      Additional Factors and Criteria. In 2005, the Compensation Committee based its evaluation of the CEO's and the other executive officers' performance not only on the measures of the Company's financial performance and the other factors and criteria described above, but also on its good faith business judgment of their performance as it related both as to results in 2005 and the long-term positioning of the Company for increased revenue and profits and value added growth. The Compensation Committee did not attach specific weights to the foregoing factors. In making these determinations, the Compensation Committee reviewed all components of the CEO's and each executive officer's compensation, including base salary, annual incentive award, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains and the dollar value to the CEO and the cost to the Company of all perquisites and other personal benefits received.

      Section 162(m) of the Internal Revenue Code. Internal Revenue Code Section 162(m) disallows a tax deduction for any publicly held corporation for paid remuneration exceeding $1 million in any taxable year for chief executive officers and certain other executive officers, except for performance-based remuneration. Historically, as reflected by the design and implementation of the Company's compensation programs, the Compensation Committee has sought, and continues to seek, the availability of tax deductibility. This policy, however, is subject to the reservation by the Compensation Committee of the flexibility to award non-deductible compensation in circumstances wherein the Compensation Committee believes, in its good faith business judgment, that such an award is in the best interest of the Company in attracting or retaining capable management.

James R. Barker, Chairman Roger G. Ackerman James L. Broadhead

Report of Audit and Ethics Committee

      In compliance with the requirements of the New York Stock Exchange, the Audit Committee has a charter (the “Audit Committee Charter”) outlining the functions and responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on the Company's website at www.brinkscompany.com. In connection with those responsibilities, the Audit Committee has:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2005 with management and KPMG LLP (“KPMG”), the Company's independent auditors;

•	Discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 regarding required communication by external auditors with audit committees; and

•	Received written disclosures and a letter from KPMG regarding KPMG's independence as required by Independence Standards Board Standard No. 1 and has discussed with KPMG its independence.

      The Audit Committee also considered, as it determined appropriate, tax matters and other areas of financial reporting and the audit process over which the Audit Committee has oversight.

      Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

Carl S. Sloane, Chairman James R. Barker John S. Brinzo Ronald M. Gross Lawrence J. Mosner

Performance Graph

      The following graph shows a five-year comparison of cumulative total returns for Brink's Common Stock (formerly Pittston Brink's Group Common Stock) outstanding since December 31, 2000, through December 31, 2005, the S&P MidCap 400 Index and the S&P MidCap Diversified Commercial Services Index.

CUMULATIVE TOTAL RETURN

Based upon an initial investment of $100 on December 31, 2000 with dividends reinvested

31-Dec-04

31-Dec-02

31-Dec-03

31-Dec-05

31-Dec-01

31-Dec-00

S&P MidCap Diversified

Commercial Services

Index

The Brink’s Company

S&P MidCap 400 Index

SOURCE: GEORGESON SHAREHOLDER COMMUNICATIONS INC.

$0

$100

$200

$250

$150

$50

Comparison of Five-Year Cumulative Total Return Among
Brink's Common Stock, the S&P MidCap 400 Index and
the S&P MidCap Diversified Commercial Services Index(1)

	31-Dec-00	31-Dec-01	31-Dec-02	31-Dec-03	31-Dec-04	31-Dec-05
The Brink's Company	$100	$112	$94	$116	$203	$246
S&P MidCap 400 Index	$100	$99	$85	$115	$134	$151
S&P MidCap Diversified Commercial Services Index	$100	$95	$83	$119	$132	$140

Copyright © 2006, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.

(1)	For the line designated as “The Brink's Company” the graph depicts the cumulative return on $100 invested in Brink's Common Stock. For the S&P MidCap 400 Index and the S&P MidCap Diversified Commercial Services Index, cumulative returns are measured on an annual basis for the periods from December 31, 2000 through December 31, 2005, with the value of each index set to $100 on December 31, 2000. Total return assumes reinvestment of dividends. The Company chose the S&P MidCap 400 Index and the S&P MidCap Diversified Commercial Services Index because the Company is included in these indices, which broadly measure the performance of mid-size companies in the United States market.

PROPOSALS OF THE BOARD

      The following proposals are expected to be presented to the meeting. Holders of Brink's Common Stock will have one vote per share.

      Proposal No. 1—Election of Directors: in order to be elected, nominees for director must receive a plurality of the votes cast by those present in person or represented by proxy at the meeting and entitled to vote thereon. Abstentions and shares held by a broker in “street name” (“Brokers' Shares”) that are not voted on Proposal No. 1 will not be included in determining the number of votes cast.

      Proposal No. 2—Approval of the Selection of Independent Public Accountants: must receive more votes cast in favor of such proposal by holders of the shares present in person or represented by proxy at the meeting and entitled to vote thereon than votes cast in opposition to such proposal by such holders. Abstentions and Brokers' Shares that are not voted on Proposal No. 2 will not be counted in determining the number of votes cast.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

      In accordance with the Company's charter and bylaws, the Board of Directors is divided into three classes, with the term of office of one of the three classes of directors expiring each year and with each class being elected for a three-year term.

      The nominees for election as directors are: Mr. Martin for a one-year term expiring in 2007, Mr. Mosner for a two-year term expiring in 2008 and Mrs. Alewine and Messrs. Ackerman and Sloane, each for a three-year term expiring in 2009.

      The Board of Directors has no reason to believe that any of the nominees are not available or will not serve if elected. If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.

      Set forth below is information concerning the age, principal occupation and employment during the past five years, other directorships and positions with the Company of each nominee and director, the year in which he or she first became a director of the Company and his or her term of office as a director.

NOMINEE FOR ELECTION AS DIRECTOR FOR A ONE-YEAR TERM EXPIRING IN 2007
(4), (5), (6)	MURRAY D. MARTIN, 58, is the President and Chief Operating Officer of Pitney Bowes Inc., a provider of integrated mail and document management solutions, and has held that position since October 2004. From January 2001 to October 2004, Mr. Martin served as Executive Vice President and Group President of Global Mainstream Solutions, a subsidiary of Pitney Bowes Inc. From January 1998 to January 2001, he was President of Pitney Bowes International. Mr. Martin has been a director of the Company since 2005.

NOMINEE FOR ELECTION AS DIRECTOR FOR A TWO-YEAR TERM EXPIRING IN 2008
(1), (4), (5)	LAWRENCE J. MOSNER, 64, is the retired Chairman and Chief Executive Officer of Deluxe Corporation, a company that helps financial institutions and small businesses better manage, promote, and grow their businesses. Mr. Mosner served as Chairman and Chief Executive Officer of Deluxe Corporation from 2000 until his retirement in November 2005. He has been a director of the Company since 2005.
NOMINEES FOR ELECTION AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING IN 2009
(2), (3), (4)	ROGER G. ACKERMAN, 67, is the retired Chairman and Chief Executive Officer of Corning Incorporated, a company engaged in specialty glass, ceramics and communications. He retired as Chairman of the Board of Corning Incorporated in June 2001. From 1996 through 2000, Mr. Ackerman served as Chief Executive Officer of Corning Incorporated, prior to which he served as President and Chief Operating Officer from 1992 to 1996. He is a director of Massachusetts Mutual Life Insurance Company. Mr. Ackerman has been a director of the Company since 1991.
(3), (4), (6)	BETTY C. ALEWINE, 57, is the retired President and Chief Executive Officer of COMSAT Corporation, a provider of global satellite services and digital networking services and technology. Mrs. Alewine served as President and Chief Executive Officer of COMSAT from 1996 until August 2000, when the company was acquired by Lockheed Martin Corporation. She served as President of COMSAT's largest operating unit from 1994 to 1996. She is a director of New York Life Insurance Company and Rockwell Automation, Inc. Mrs. Alewine has been a director of the Company since 2000.
(1), (4), (6)	CARL S. SLOANE, 69, is a private consultant and the Ernest L. Arbuckle Professor of Business Administration, Emeritus at Harvard University, Graduate School of Business Administration. From 1991 to 2000, he served as the Ernest L. Arbuckle Professor of Business Administration at Harvard University, Graduate School of Business Administration. He is a director of Rayonier Inc. Mr. Sloane has been a director of the Company since 1998.

CONTINUING DIRECTORS
(1), (2), (4)	JAMES R. BARKER, 70, is Chairman of The Interlake Steamship Co., vessel owners and operators of self unloaders, a position he has held since 1987. He is also Chairman of New England Fast Ferry Company, LLC, ferry owners and operators, Vice Chairman of Mormac Marine Group, Inc., a vessel operating company, and Vice Chairman of Moran Towing Corporation, tug and barge owners and operators. He is a director of Verizon Communications Inc. Mr. Barker has been a director of the Company since 1993. His current term as a director of the Company expires in 2007.
(4), (5), (6)	MARC C. BRESLAWSKY, 63, is the retired Chairman and Chief Executive Officer of Imagistics International Inc., a company engaged in direct sales, service and marketing of enterprise office imaging and document solutions. Mr. Breslawsky served as Chairman and Chief Executive Officer of Imagistics International Inc. from 2001 until 2005, when the company was acquired by Océ N.V. From 1996 to 2001, he was President and Chief Operating Officer of Pitney Bowes Inc., and Vice Chairman from 1994 to 1996. He is a director of Océ USA Holding Inc., The United Illuminating Company and C.R. Bard, Inc. Mr. Breslawsky has been a director of the Company since 1999. His current term as a director of the Company expires in 2008.
(1), (4), (5)	JOHN S. BRINZO, 64, has been Chairman and Chief Executive Officer of Cleveland-Cliffs Inc, a supplier of iron ore products to the steel industry in North America, China and Europe, since May 2005. Prior to his current position, Mr. Brinzo served as Chairman, President and Chief Executive Officer of Cleveland-Cliffs Inc. from July 2003 through May 2005, Chairman and Chief Executive Officer from January 2000 through June 2003 and President and Chief Executive Officer from November 1997 through December 1999. Mr. Brinzo is a director of Cleveland-Cliffs Inc, Chairman of the Board of Portman Ltd. and Chairman of the National Mining Association, the trade association of the North American mining industry. Mr. Brinzo has been a director of the Company since 2004. His current term as a director of the Company expires in 2008.
(2), (4), (6)	JAMES L. BROADHEAD, 70, is the retired Chairman and Chief Executive Officer of FPL Group, Inc., a public utility holding company. He served as Chief Executive Officer and Chairman of FPL Group, Inc. from 1989 and 1990, respectively, until his retirement in December 2001. He is a director of New York Life Insurance Company. Mr. Broadhead has been a director of the Company since 1983. His current term as a director of the Company expires in 2007.

(4)	MICHAEL T. DAN, 55, is Chairman of the Board, President and Chief Executive Officer of the Company. Prior to his election as President and Chief Executive Officer in February 1998, he served as President and Chief Executive Officer of Brink's, Incorporated beginning in 1993. He was elected a director of Principal Financial Group, Inc. and Principal Life Insurance Company in March 2006. Mr. Dan has been a director of the Company since 1998. His current term as a director of the Company expires in 2008.
(3), (4), (5)	RONALD L. TURNER, 59, has been Chairman, President and Chief Executive Officer of Ceridian Corporation since January 2000. Ceridian Corporation is an information services company providing outsourcing services to the human resources, transportation and retail markets, and operates in the U.S., Canada and Europe. Mr. Turner served as Chief Operating Officer of Ceridian Corporation from April 1998 to January 2000, Executive Vice President of Operations from March 1997 to April 1998, and has been a director of Ceridian Corporation since July 1998. Mr. Turner was elected a director of the Company in 2002. His current term as a director of the Company expires in 2007.

(1) Audit and Ethics Committee

(2) Compensation and Benefits Committee

(3) Corporate Governance and Nominating Committee

(4) Executive Committee

(5) Finance Committee

(6) Pension Committee

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
FOR ALL NOMINEES FOR ELECTION AS DIRECTORS.

Stock Ownership

      Based in part on information furnished by each nominee, director and executive officer named in the Summary Compensation Table, the number of shares of Brink's Common Stock beneficially owned by them at January 31, 2006, was as follows:

Name of Individual or Identity of Group	Number of Shares Beneficially Owned(a)		Percent of Class*
Mr. Ackerman	33,115	(b)	*
Mrs. Alewine	20,583	(b)	*
Mr. Barker	30,365	(b)	*
Mr. Breslawsky	35,295	(b)	*
Mr. Brinzo	3,162	(b)	*
Mr. Broadhead	13,928	(b)	*
Mr. Dan	611,070	(c)	1.04%
Mr. Gross	29,489	(b)	*
Mr. Hartough	87,514	(c)	*
Mr. Lennon	102,027	(c)(d)	*
Mr. Martin	0	(b)	*
Mr. Mosner	0	(b)	*
Mr. Reed	71,142	(c)(e)	*
Mr. Ritter	157,099	(c)	*
Mr. Sloane	38,375	(b)	*
Mr. Turner	10,105	(b)	*
16 nominees, directors and executive officers as a group	1,243,269		2.12%

*	Except as otherwise noted, the named individuals have sole voting and investment power with respect to such shares of Brink's Common Stock. None of such individuals beneficially owns more than 1% of the outstanding Brink's Common Stock, unless otherwise noted above.
(a)	Includes shares of Brink's Common Stock which could be acquired within 60 days after January 31, 2006, upon the exercise of options granted pursuant to the Company's stock option plans, as follows:
Mrs. Alewine	15,102
Mr. Brinzo	2,517
Mr. Broadhead	2,807
Mr. Dan	277,001
Mr. Hartough	38,667
Mr. Ritter	70,001
Mr. Turner	7,551
Each of Messrs. Ackerman, Barker and Gross	20,134
Each of Messrs. Breslawksy and Sloane	28,947
Each of Messrs. Lennon and Reed	10,000
Each of Messrs. Martin and Mosner	0
All nominees, directors and executive officers as a group (16 persons)	551,942

(b)	Includes units representing shares of Brink's Common Stock, rounded to the nearest whole unit, credited to each non-employee director's account under the Directors' Stock Accumulation Plan on or prior to January 31, 2006, as follows:
Mr. Ackerman	7,191
Mrs. Alewine	5,481
Mr. Barker	8,549
Mr. Breslawsky	6,348
Mr. Brinzo	645
Mr. Broadhead	8,037
Mr. Gross	9,355
Mr. Sloane	6,846
Mr. Turner	2,554
Each of Messrs. Martin and Mosner	0

(c)	Includes units representing shares of Brink's Common Stock, rounded to the nearest whole unit, credited to respective accounts under the Deferred Compensation Program on or prior to January 31, 2006, as follows:
Mr. Dan	218,479
Mr. Ritter	55,316
Mr. Lennon	73,999
Mr. Reed	46,737
Mr. Hartough	42,704

Non-employee directors do not participate in the Deferred Compensation Program.
(d)	Includes 13,737 shares of Brink's Common Stock held jointly by Mr. Lennon with his wife.
(e)	Includes 9,354 shares of Brink's Common Stock held jointly by Mr. Reed with his wife.

      The following table sets forth the only persons known to the Company to be deemed beneficial owners of more than five percent of the outstanding Brink's Common Stock as of the dates set forth in the footnotes to the table:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
MMI Investments, L.P. MCM Management, LLC 1370 Avenue of the Americas New York, NY 10019	3,908,000	(a)	6.70%	(a)
Steel Partners II, L.P. Steel Partners, L.L.C. Warren G. Lichtenstein 590 Madison Avenue, 32nd Floor New York, NY 10022	3,374,200	(b)	5.70%	(b)
The PNC Financial Services Group, Inc. PNC Bank, National Association One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222 J.J.B. Hilliard, W.L. Lyons, Inc. 501 South 4th Avenue Louisville, KY 40202 PNC Bancorp, Inc. 300 Delaware Avenue, Suite 304 Wilmington, DE 19801 BlackRock Advisors, Inc. BlackRock Capital Management, Inc. BlackRock Financial Management, Inc. 100 Bellevue Parkway Wilmington, DE 19809 State Street Research & Management Company One Financial Center Boston, MA 02111	3,276,705	(c)	5.57%	(c)
Pirate Capital LLC Thomas R. Hudson Jr. 200 Connecticut Avenue, 4th Floor Norwalk, CT 06854	3,760,200	(d)	6.40%	(d)

(a)	According to Amendment No. 2 to a report on Schedule 13D, dated November 17, 2005, filed with the SEC on November 18, 2005 by MMI Investments, L.P. (“MMI”), a Delaware limited partnership engaged primarily in the business of investing in publicly traded securities, on behalf of itself and MCM Management, LLC (“MCM”), a Delaware limited liability company that is the sole general partner of MMI and whose principal business is investing in publicly traded securities, MMI and MCM had sole voting power over 3,908,000 shares of Brink's Common Stock, shared voting power over no shares of Brink's

Common Stock, sole dispositive power over 3,908,000 shares of Brink's Common Stock and shared dispositive power over no shares of Brink's Common Stock.

(b)	According to a report on Schedule 13D, dated January 17, 2006, filed with the SEC on January 27, 2006 by Steel Partners II, L.P. (“Steel LP”), a Delaware limited partnership engaged primarily in the business of investing in the securities of small cap companies, on behalf of itself and Steel Partners, L.L.C. (“Steel LLC”), a Delaware limited liability company whose principal business is acting as the general partner of Steel LP, and Warren G. Lichtenstein (“Lichtenstein”), an individual whose principal business is investing in the securities of small cap companies, Steel LP, Steel LLC and Lichtenstein had sole voting power over 3,374,200 shares of Brink's Common Stock, shared voting power over no shares of Brink's Common Stock, sole dispositive power over 3,374,200 shares of Brink's Common Stock and shared dispositive power over no shares of Brink's Common Stock.

(c)	According to a report on Schedule 13G, dated December 31, 2005, filed with the SEC on February 14, 2006 by The PNC Financial Services Group, Inc., J.J.B. Hilliard, W.L. Lyons, Inc., PNC Bancorp, Inc., PNC Bank, National Association, BlackRock Advisors, Inc., BlackRock Capital Management, Inc., BlackRock Financial Management, Inc. and State Street Research & Management Company (collectively, “PNC”), each of which is a Bank as defined in Section 3(a)(6) of the Exchange Act and/or an Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act and/or a Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act, PNC had beneficial ownership of 3,276,705 shares of Brink's Common Stock, with sole voting power over 2,976,005 of those shares, shared voting power over none of those shares, sole dispositive power over 3,273,705 of those shares and shared dispositive power over none of those shares.

(d)	According to a report on Schedule 13D, dated February 9, 2006, filed with the SEC on February 17, 2006 by Pirate Capital LLC (“Pirate”), a Delaware limited liability company engaged primarily in the business of providing investment management services to investment partnerships and other entities, on behalf of itself and Thomas R. Hudson Jr. (“Hudson”), an individual who is the sole owner and Managing Member of Pirate, each of Pirate and Hudson is deemed to be the beneficial owner of the shares of Brink's Common Stock held by Jolly Roger Fund LP, Jolly Roger Offshore Fund Ltd, Jolly Roger Activist Portfolio Company Ltd and Mint Master Fund Ltd and as such Pirate had sole voting power over no shares of Brink's Common Stock, shared voting power over 601,988 shares of Brink's Common Stock, sole dispositive power over no shares of Brink's Common Stock and shared dispositive power over 3,760,200 shares of Brink's Common Stock and Hudson had sole voting power over 3,158,212 shares of Brink's Common Stock, shared voting power over 601,988 shares of Brink's Common Stock, sole dispositive power over no shares of Brink's Common Stock and shared dispositive power over 3,760,200 shares of Brink's Common Stock.

PROPOSAL NO. 2—APPROVAL OF THE SELECTION OF
INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee has, subject to shareholder approval, selected KPMG as the Company's independent public accountants for the year 2006 and recommends approval of such selection by the shareholders. KPMG served in this capacity for the year 2005. One or more representatives of KPMG are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees Paid to KPMG

      The following table lists fees billed by KPMG for services rendered in fiscal years 2004 and 2005.

	2005	2004
	(In thousands)
Audit Fees	$9,937	$11,058
Audit-Related Fees	209	386
Tax Fees	651	960
All Other Fees	9	6

Total Fees	$10,806	$12,410

      Audit Fees are primarily for professional services provided in connection with the audit of the Company's financial statements and review of quarterly consolidated financial statements (including the audit of management's assessment of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002) and audit services provided in connection with other statutory or regulatory filings.

      Audit-Related Fees primarily include fees for assurance services that are reasonably related to the audit of the Company's consolidated financial statements and for services in connection with audits of the Company's pension and other employee benefit plans.

      Tax Fees primarily include fees associated with tax compliance and tax advice, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

      All Other Fees are for services provided to the Company not otherwise included in the categories above, including assistance with applications for grants and incentives.

Consideration of Auditor Independence

      The Audit and Ethics Committee has concluded that the provision of the non-audit services by KPMG is compatible with maintaining their independence.

Recommendation

THE AUDIT AND ETHICS COMMITTEE OF THE BOARD OF DIRECTORS
RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL
OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

OTHER INFORMATION

Shareholder Proposals

      To nominate a director at the annual meeting, a shareholder must satisfy conditions specified in the Company's bylaws. A shareholder who wishes to suggest potential nominees to the Board of Directors for consideration should write to the Corporate Governance and Nominating Committee through the method described under “Communications with Non-Management Members of the Board of Directors” above, stating in detail the qualifications of such nominees for consideration by the Corporate Governance Committee of the Board. The Company's bylaws also prescribe the procedures a shareholder must follow to bring other business before annual meetings. For a shareholder to nominate a director or directors at the 2007 annual meeting or bring other business (including any proposal intended for inclusion in the Company's proxy materials) before the 2007 annual meeting, notice must be given to the Secretary of the Company between November 6, 2006, and January 5, 2007, inclusive. The notice must include a description of the proposed business, the reason for it, the complete text of any resolution and other matters specified in the bylaws.

      Any shareholder desiring a copy of the Company's bylaws will be furnished one without charge upon written request to the Secretary.

      The Company's internet address is www.brinkscompany.com. The Company makes available, free of charge, through its website, its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such information with or furnishes it to the Securities and Exchange Commission. In addition, the Corporate Governance Policies, Business Code of Ethics and the charters of the Audit and Ethics, Compensation and Benefits and Corporate Governance and Nominating Committees also are available on the Company's website. All of the documents described above are available in print, without charge, to any shareholder upon request by contacting the Corporate Secretary at 1801 Bayberry Court, P. O. Box 18100, Richmond, Virginia 23226-8100.

OTHER MATTERS

      The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, telegram, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Brink's Common Stock held of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Georgeson Shareholder Communications Inc. to perform various proxy advisory and solicitation services. The fee of Georgeson Shareholder Communications Inc. in connection with the 2006 annual meeting is currently estimated to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

                                                                                                      AUSTIN F. REED
                                                                                                      Secretary

March 24, 2006

APPENDIX 1

Proxy - The Brink’s Company

Proxy/Voting Direction Card Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders, May 5, 2006

The undersigned hereby appoints Michael T. Dan, Austin F. Reed and Robert T. Ritter and each of them as proxy, with full power of substitution, to vote all shares of common stock of the undersigned in The Brink’s Company at the Annual Meeting of Shareholders to be held on May 5, 2006, at 1:00 p.m., Eastern Daylight Time, and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as the undersigned specifies on the back of this card; (2) as the Board of Directors recommends where the undersigned does not specify a vote on a matter listed on the back of this card; and (3) as the proxies decide on any other matter.

This Proxy/Voting Direction Card also will serve as a direction to the Funding Agent of the Company’s 401(k) Plan to vote all shares in The Brink’s Company credited to the account of the undersigned. The Funding Agent will vote: (1) as the undersigned specifies on the back of this card; (2) as the Board of Directors recommends where the undersigned does not specify a vote on a matter listed on the back of this card; and (3) as the Funding Agent decides on any other matter.

If registrations are not identical, you may receive more than one set of proxy materials. Please complete and return all cards you receive. If you wish to vote or direct a vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote or direct a vote on items individually, please also mark the appropriate boxes on the back of this card.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

+

000000000.000 ext
000000000.000 ext
MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3	000000000.000 ext
ADD 4
ADD 5
ADD 6
	C 1234567890	J N T

	☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A		Election of Directors
The Board of Directors recommends a vote FOR the listed nominees.

1. For a one-year term expiring in 2007:	For	Withhold

01 - Murray D. Martin	☐	☐

2. For a two-year term expiring in 2008:	For	Withhold

01 - Lawrence J. Mosner	☐	☐

3. For a three-year term expiring in 2009:	For	Withhold

01 - Roger G. Ackerman	☐	☐

02 - Betty C. Alewine	☐	☐

03 - Carl S. Sloane	☐	☐

B		Proposal
The Board of Directors recommends a vote FOR the following proposal.

			For	Against	Abstain
4. Approve the selection of KPMG LLP as independent public accountants to audit the accounts of the Company and its subsidiaries for the year 2006.			☐	☐	☐

C		Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

		/	/

+
	1 U P X	0 0 8 3 4 5 1

001CD40001            001Y4C